                                                                   Exhibit 10.11



                            ENVIRONMENTAL AGREEMENT
                            -----------------------


     This Environmental Agreement ("AGREEMENT") dated this 1st day of November, 2000, is made between Shell Oil Company, a Delaware corporation ("SELLER"), and Shell Epoxy Resins, Inc., LLC, a Delaware limited liability company ("SER", and SER collectively with SELLER, the "Parties").

     WHEREAS, the Parties and Resin Acquisition LLC have entered into a Master Sale Agreement dated July 10, 2000, whereby SER will be recapitalized as provided therein ("MASTER SALE AGREEMENT").

     WHEREAS, it is a condition to Closing under the Master Sale Agreement that the Parties hereto enter into this Agreement.

     NOW, THEREFORE, the Parties hereto agree as follows:

1.   Definitions/Procedural Conventions
     ----------------------------------

     (A) Unless the context shall otherwise require, terms used and not defined herein or in Schedule 1 hereto shall have the meanings set forth in Schedule A to the Master Sale Agreement, and all rules as to usage and procedural conventions set forth in Schedule A to the Master Sale Agreement shall govern this Agreement unless otherwise provided herein. Articles 4, 5 and 6 (except for Article 6.06 (Successors/Assigns)) of Schedule A to the Master Sale Agreement are
           ------------------
          hereby incorporated by reference herein and shall control as to the matters set forth therein as if stated in their entirety herein, subject to the express provisions of this Agreement.

     (B) In the event of any inconsistency, this Agreement shall prevail over the Master Sale Agreement.

2.   SELLER's Indemnification Obligation
     -----------------------------------

2.1 Subject to Sections 2.2 to 2.11, SELLER shall indemnify, defend, save and hold harmless the SER Indemnified Parties from and against all Environmental Damages imposed upon or incurred by the SER Indemnified Parties, resulting from:

     (A) an Environmental Claim or Voluntary Remediation Requirement in respect of any Site Contamination Issues;

     (B)  an Environmental Claim in respect of any Exposure Issues;

     (C) an Environmental Claim or Voluntary Remediation Requirement in respect of any Disposal Issues; or

     (D) an Environmental Claim or Voluntary Remediation Requirement in respect of any Non-compliance Issues,

     in each case, to the extent that such Environmental Condition occurred or existed prior to the Closing Date.

2.2

     (A)  SELLER's obligations under

               (a) Section 2.1(D) of this Agreement in relation to Non-compliance Issues, other than with respect to the Listed US Compliance Issues; and

               (b) under Section 2.1(A) of this Agreement in relation to Site Contamination Issues at the Lakeland Facility, other than with respect to the Known Lakeland Site Contamination Issues; and

     (B)  SPNV's  obligations under

               (a) Sections 2.1(D) of the Non-US Environmental Agreement in relation to Non-compliance Issues, other than with respect to the Listed Non-US Compliance Issues; and

               (b) under Section 2.1 (A) of the Non-US Environmental Agreement in relation to Site Contamination Issues at the Barbastro Facility,

     in the aggregate shall be limited to $10,000,000.

2.3  SER Indemnified Parties shall not be entitled to indemnity under Section
     2.1 of this Agreement unless and until the SER Indemnified Parties have incurred Environmental Damages of $1,000,000 in the aggregate which would be recoverable under this Agreement and/or under the Non-US Environmental Agreement but for this Section 2.3 of this Agreement and Section 2.3 of the Non-US Environmental Agreement (the "DEDUCTIBLE AMOUNT") and the indemnity in Section 2.1 of this Agreement shall be limited to the excess over the Deductible Amount, provided that the Deductible Amount shall not apply to and shall not include the Listed US Compliance Issues, the Listed Non-US Compliance Issues or the Known Lakeland Site Contamination Issues.

2.4  SER Indemnified Parties shall not be entitled to indemnity under Section
     2.1 of this Agreement in relation to a Listed US Compliance Issue unless and until the SER Indemnified Parties have incurred Environmental Damages which:-

     (A) would be recoverable under this Agreement in relation to Listed US Compliance Issues but for this Section 2.4 of this Agreement and/or under the Non-US

          Environmental Agreement in relation to Listed Non-US
          Compliance Issues but for Section 2.4 of the Non-US Environmental Agreement; and

     (B)  were incurred on or before the relevant Listed Items Expiry Date; and

     (C)  such Environmental Damages in aggregate exceed the Listed Items
          Deduction

     and the indemnity under Section 2.1 of this Agreement in relation to the Listed US Compliance Issues and under Section 2.1 of the Non-US Environmental Agreement in relation to the Listed Non-US Compliance Issues shall be limited to (i) 100% of such excess up to a maximum of $10,000,000; and (ii) 80% of any such excess over $10,000,000.

2.5 SELLER shall have no obligation with respect to any Environmental Damages arising from:-

     (A) any Non-compliance Issues (other than the Listed US Compliance Issues) unless the relevant Environmental Claim or Voluntary Remediation Requirement has arisen and the relevant Indemnity Claim is asserted in accordance with this Agreement within three (3) years of the Closing Date; or

     (B) any Site Contamination Issues at the Lakeland Facility other than the Known Lakeland Site Contamination Issues unless the relevant Environmental Claim has arisen and the relevant Indemnity Claim is asserted within five (5) years of the Closing Date.

2.6 Notwithstanding anything herein to the contrary, the SER Indemnified Parties shall not be entitled to claim or seek indemnity or defense under this Agreement to the extent that the relevant Environmental Damages result from or are increased by (and only including the amount of Environmental Damages which so results or is so increased):

     (A) any Change of Use by SER Indemnified Parties at all or a significant portion of the relevant Real Property after the Closing Date; or

     (B) except (i) in relation to the Westhollow Facility; (ii) where due to the default of the SELLER in performing its obligations under the Continuing Affiliate Contracts (as defined in the Master Sale Agreement); or (iii) where due the expiry and non-renewal of any of the Continuing Affiliate Contracts, other than where the relevant SER Indemnified Party has not accepted an offer of renewal on commercially reasonable terms, any closure or temporary (other than for the purposes of operation or maintenance activities) or permanent cessation of substantially all of the operations of the Business at the relevant Real Property after Closing, but only to the extent of such Environmental Damages resulting from requirements under Environmental Law which are directly triggered by such closure or cessation.

2.7 Notwithstanding anything herein to the contrary, the SER Indemnified Parties shall not be entitled to claim or seek indemnity or defense under this Agreement where the relevant Environmental Claim or Remediation Activities results from or would not have arisen but for any below ground investigation of soil or groundwater or other surface or sub-surface water ("INVESTIGATION") or disclosure ("DISCLOSURE") by SER Indemnified Parties after the third anniversary of the Closing Date except for Permitted Investigation and Disclosure. "PERMITTED INVESTIGATION AND DISCLOSURE" under this Agreement means Investigation and Disclosure which was:-

     (A) required by Environmental Laws to be carried out by the SER Indemnified Parties;

     (B) performed or undertaken in response to any requirements of a Governmental Entity (as part of an investigation, consultation or otherwise) pursuant to Environmental Law (including as the result of a negotiated settlement reached in accordance with this Agreement);

     (C) undertaken as part of or in connection with the construction of foundations for new buildings, plant or machinery or other ground disturbance reasonably necessary in connection with the normal operation of the business;

     (D)  necessary in connection with a Specified Transaction; or

     (E) in relation to disclosure, as necessary in relation to the agents, advisers, underwriters, insurers, bankers or lenders of or to the relevant SER Indemnified Party or as required by Law,

     excluding any such investigation or disclosure carried out with the intention of making or investigating the possibility of making Indemnity Claims. SER shall not and shall procure that SER Indemnified Parties shall not after the third anniversary of the Closing Date carry out or make any Investigation or Disclosure which is not Permitted Investigation or Disclosure.

2.8  Notwithstanding anything herein to the contrary:-

     (A) SELLER shall have no indemnity obligation hereunder for any Environmental Damages arising from or associated with any upgrades, improvements, modifications, additions, changes or other expenditures related to any of the matters described in Schedule 3; and

     (B) SELLER's indemnity obligation hereunder for any Environmental Damages arising from or associated with the matters described in Schedule 7 shall not include the cost of carrying out Remediation Activities unless actually required by the relevant Governmental Entity.

2.9 Notwithstanding anything herein to the contrary, the SER Indemnified Parties shall not be entitled to claim under this Agreement in respect of the costs of carrying out the ongoing containment and monitoring programs set out in Schedule 4.

2.10 To the extent that the SER Indemnified Parties make an Indemnity Claim for Environmental Damages with respect to Voluntary Remedial Actions, SER agrees that the relevant SER Indemnified Party shall under this Agreement pay on a pro rata basis and the SER Indemnified Parties shall not be entitled to claim for 25% of such Environmental Damages.

2.11 Notwithstanding anything herein to the contrary, the SER Indemnified Parties shall not be entitled to claim or seek indemnity or defense under this Agreement to the extent that the relevant Environmental Damages relate to Non-compliance Issues (except for the Listed US Compliance Issues) or to Site Contamination Issues at the Lakeland Facility (except for the Known Lakeland Site Contamination Issues) and arise out of or are increased as a result of:

     (A) provisions of any Permit or Environmental Law that are not expressly required to be complied with on or before Closing, or the expiration, review, amendment, revision, replacement or renewal of any Permit after Closing;

     (B) Environmental Laws that come into force or become binding after Closing or existing Environmental Laws that contain compliance requirements that become enforceable after Closing; or

     (C) variations, changes, modifications, additions or amendments after Closing (whether under laws which are in force before, on or after Closing) to applicable standards, codes, criteria, guidance, policy or interpretations in relation to Environmental Laws or Permits, provided that this Section 2.11 does not apply to the extent the relevant future Environmental Law or Permit is not more onerous than the Environmental Law or Permit which it renews or replaces.

3.   SER's Indemnification Obligation.
     --------------------------------

3.1 Subject to Sections 3.2 below, SER shall indemnify, defend, save and hold harmless the SELLER Indemnified Parties from and against all Environmental Damages imposed upon or incurred by the SELLER Indemnified Parties resulting from any Environmental Condition to the extent such Environmental Condition occurred or arose on or after the Closing Date, provided however, that SER shall have no indemnity obligation under this Section 3.1 for those matters for which SER is entitled to indemnity from SELLER pursuant to Section 2.1 of this Agreement.

3.2 To the extent that SELLER Indemnified Parties make an Indemnity Claim with respect to Voluntary Remedial Actions, SELLER agrees that the relevant SELLER Indemnified Party shall pay and the SELLER Indemnified Parties shall not be entitled to claim for 25% of such Environmental Damages.

4.   Indemnification Procedures and Calculation.
     ------------------------------------------

4.1 Notwithstanding anything to the contrary elsewhere in this Agreement or the Transaction Documents, the procedures in this Section 4.1 shall apply to Indemnity Claims which relate to the carrying out of Remediation Activities by the relevant Indemnified Party.

     (A) The relevant SER Indemnified Party or SELLER Indemnified Party shall provide written notice to SELLER or SER, respectively ("ENVIRONMENTAL INDEMNIFYING PARTY") (each such notice an "ENVIRONMENTAL CLAIMS NOTICE") setting forth with reasonable particularity the nature of the Environmental Condition to be addressed by Remediation Activities giving rise to the related Indemnity Claim.

     (B) If Environmental Indemnifying Party has the right under Section 5 to take Control of such Remediation Activities, Environmental Indemnifying Party shall notify Environmental Indemnified Party within 30 days after receipt of the Environmental Claims Notice whether it wishes to exercise such right (without prejudice to the right of Environmental Indemnifying Party to assume Control at some later time).

     (C) Where Environmental Indemnified Party has Control of such Remediation Activities (on the basis that Environmental Indemnifying Party has not exercised any right which it may have to assume Control), the provisions of Sub-sections 4.1(C) (i) to (vi) shall apply.

          (i) Environmental Indemnified Party shall provide a further notice (if not already provided as part of the original Environmental Claims Notice and expressly identified as the Environmental Claims Response in the Environmental Claims Notice) setting forth with reasonable particularity the nature of the activities undertaken or to be undertaken or, as appropriate, legal or consultative services to be acquired ("ENVIRONMENTAL CLAIMS RESPONSE") by Environmental Indemnified Party with respect to the relevant Environmental Condition (to the extent then determinable), and the estimated cost associated with such activities (to the extent then estimable).

          (ii) Environmental Indemnifying Party shall within 30 days after receipt of an Environmental Claims Response, notify Environmental Indemnified Party in writing that Environmental Indemnifying Party in whole or in part, (i) approves (ii) objects or (iii) is unable to approve or reject on the basis of the available information to the Environmental Claims Response ("REPLY NOTICE").

          (iii) If Environmental Indemnifying Party's Reply Notice notifies Environmental Indemnified Party that it approves of all or part of the Environmental Claims Response set forth in the related Environmental Claims Notice, the Environmental Damages (or part thereof so approved by Environmental Indemnifying Party) associated with the Environmental Claims Notice shall be conclusively deemed Environmental Damages for which Environmental Indemnifying Party has an indemnity obligation.

          (iv) Environmental Indemnifying Party shall pay the amount of such Environmental Damages to Environmental Indemnified Party within 30 days of receiving written confirmation from Environmental Indemnified Party that the relevant sum has actually been paid to the relevant third party.

          (v) In the event Environmental Indemnifying Party's Reply Notice objects to or does not accept all or any part of the Environmental Claims Response set forth in the related Environmental Claim Notice in accordance with Sub-section 4.1(C)(ii) the, Environmental Indemnifying Party shall notify Environmental Indemnified Party in writing of its objection or non-acceptance (and the basis thereof) regarding such Environmental Claim Response. If Environmental Indemnifying Party's Reply Notice is a non-acceptance due to insufficient information, Environmental Indemnifying Party shall in the Reply Notice identify the further information which it reasonably requires. If Environmental Indemnifying Party's Reply Notice relates to an objection to the nature of Environmental Indemnified Party's proposed Environmental Claims Response, Environmental Indemnifying Party shall provide with the Reply Notice an alternative proposal describing in reasonable detail (so far as it is reasonably able having regard to the information available to Environmental Indemnifying Party and the prescribed time limit for the Reply Notice) the proposed activities or response, including estimated costs associated therewith.

          (vi) If a Reply Notice is served, Environmental Indemnified Party and Environmental Indemnifying Party shall thereafter negotiate in good faith in an attempt to reach agreement as to the disputed or non-accepted Environmental Claims Notice. In the event that Environmental Indemnified Party and Environmental Indemnifying Party are unable to resolve the dispute or non-acceptance within 30 days after Environmental Indemnifying Party's receipt of the Reply Notice, Environmental Indemnifying Party or Environmental Indemnified Party may provide written notice to the other of its intent to submit the matter to arbitration pursuant to the terms set forth in Section 9 of this Agreement.

     (D) The Parties acknowledge that it may be necessary for the relevant Remediation Activities to be assessed, designed and implemented in separate units or stages, having regard to technical and practical factors, orders or similar directives by any Governmental Entity and prevailing regulatory practice. The Parties agree that the procedure set out in this Section 4.1 shall apply separately to each such unit or stage and, in the event of any dispute as to the appropriate division of units or stages, either Party may by written notice submit such dispute to arbitration pursuant to the terms set forth in Section 9 of this Agreement.

     (E) The Parties agree that, where a response or notice is required by a relevant Governmental Entity within a timetable that is more demanding than the response times set out above, the Parties shall use all reasonable efforts to meet such required timetable.

4.2 Notwithstanding anything to the contrary elsewhere in this Agreement or the Transaction Documents, the following procedures shall apply to Indemnity Claims which are not subject to Section 4.1.

     (A) Upon notice of an Environmental Claim asserted against, resulting to, imposed upon or incurred by any Indemnified Party, or upon the Indemnified Party becoming aware of a matter for which it may be entitled to indemnification with respect to an Environmental Claim, the Indemnified Party shall promptly give written notice to the other Indemnifying Party of the Environmental Claim; provided, however, that
                                                         --------  -------
          no failure or delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced by the failure or delay.

     (B) Promptly upon receiving a written notice of an indemnified Environmental Claim, the Indemnifying Party shall undertake the defense thereof by counsel of its own choosing, which counsel shall be reasonably satisfactory to the Indemnified Party; provided, that if,
                                                            --------
          in the Indemnified Party's and the Indemnifying Party's reasonable judgment, a conflict of interest may exist between the Indemnified Party and the Indemnifying Party with respect to such Environmental Claim, or if the Indemnifying Party does not promptly defend after notification of such Environmental Claim, such Indemnified Party shall undertake the defense and to compromise or settle such Environmental Claim on behalf of and for the account and at the risk of the Indemnifying Party to the extent that the Indemnifying Party is determined to be obligated to indemnify the Indemnified Party under this Agreement with respect to such Environmental Claim. The written notice of the Environmental Claim by the Indemnified Party shall contain all material information known to the Indemnified Party with respect to the Environmental Claim and shall include copies of materials submitted to the Indemnified Party by the relevant claimant with respect to the Environmental Claim. So long as the Indemnifying Party is conducting the defense of a Environmental Claim in accordance with this Section 4.2, the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Environmental Claim.

     (C) If the Indemnifying Party elects to undertake and diligently pursue the defense of a Environmental Claim hereunder, and acknowledges in writing its duty to provide full indemnification to the Indemnified Party regarding such Environmental Claim, the Indemnifying Party shall control all aspects of the defense and settlement of such Environmental Claim and may settle, compromise or enter into a judgment with respect to such Environmental Claim; provided, that the
                                                             --------
          Indemnifying Party shall not enter into any such settlement, compromise or judgment without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) if it would result in the imposition of any non-monetary liability or obligation on the

          Indemnified Party. If the Indemnified Party undertakes the defense of an Environmental Claim hereunder, it shall not settle, compromise or enter into any judgment with respect to an Environmental Claim for which it is seeking or shall seek indemnification hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld.

     (D) The Indemnified Party shall provide the Indemnifying Party with access to all reasonably requested records and documents of the Indemnified Party relating to any Environmental Claim, other than documents for which the Indemnified Party has claimed or shall validly claim a legal privilege.

     (E)  Without prejudice to any claim by SELLER under the indemnity in
          Section 3.1, the obligations of the Indemnifying Party to indemnify the Indemnified Party under this Agreement shall not be terminated, modified or abated if the cause or alleged cause (in whole or in part) of the Environmental Damages for which a claim is made hereunder is the sole or concurrent, active or passive, imputed, technical or other negligence, gross negligence, fault or strict liability of the Indemnified Party.

4.3 For purposes of calculating aggregate Environmental Damages under this Agreement, the amount of Environmental Damages incurred by any Environmental Indemnified Parties shall be reduced by (a) the net amount of the sum of (i) any Tax Benefit received by SER Indemnified Parties or SELLER Indemnified Parties, as applicable, as a result of the Environmental Condition that gave rise to such Environmental Damages on or prior to the date that the indemnity payment in respect of such Environmental Damages is due and payable and (ii ) the present value of any Tax Benefit projected to be received by SER Indemnified Parties or SELLER Indemnified Parties, as applicable, (such present value shall be calculated by the applicable SER Indemnified Parties or SELLER Indemnified Parties (x) using a discount factor equal to 12% and (y) assuming that the Tax Benefit is received at such time and to the extent that it is reasonably expected to be received based on the applicable Person's management projections at the time of payment of the applicable Environmental Damage), and (b) any amounts received (after deducting all attorneys' fees, expenses and other costs of recovery) from any Third Party Insurer or other party liable for such Environmental Damages, and the SER Indemnified Parties and the SELLER Indemnified Parties, as applicable shall use reasonable efforts to effect any such recovery.

4.4 For purposes of this Agreement, the Master Sale Agreement and any other related document, (i) with respect to any Indemnity Claim in relation to Site Contamination Issues made prior to the third anniversary of the Closing Date, any Environmental Condition that is the basis of such claim shall be presumed to have existed as of the Closing Date unless and until SELLER establishes that it is more likely than not that the relevant Site Contamination Issues came into existence or arose after the Closing Date and (ii) with respect to any Indemnity Claim made after the third anniversary of the Closing Date in relation to Site Contamination Issues, no presumption as to the existence or non-existence of the Site Contamination Issue that is the basis of such Indemnity Claim shall exist and the determination with respect to the existence of such Site

     Contamination Issue shall be based on an objective determination in light of the evidence presented by the Parties.

5.   Control of Remediation Activities
     ---------------------------------

5.1 Notwithstanding the provisions of Sections 2, 3 and 4 above or any other provisions of this Agreement or the Transaction Documents, as between SER and SELLER, SER shall have right to Control Investigation at a Real Property until (if applicable) SELLER's right to Control such Investigation has arisen under Section 5.2 or 5.3, provided that:-

     (A) SER shall ensure that SELLER is given advance notice of any proposal to carry out or make Investigation or Disclosure;

     (B) SER shall consult in good faith with the SELLER and comply with any reasonable request of the Seller in relation to the nature, extent or conduct of such Investigation or Disclosure;

     (C) SER take full account of the availability of data and information provided by SELLER in deciding whether or not the proposed Investigation or Disclosure is necessary and in determining the scope of the Investigation or Disclosure;

     (D) SER shall consider in good faith any request from SELLER to carry out or make all or part of such Investigation;

     (E) SER shall allow SELLER or its representative to attend such Investigation when carried out;

     (F)  SER shall provide SELLER with split samples should it so request;

     (G) SER shall provide SELLER with draft and final reports and results as soon as they come into the possession of the relevant SER Indemnified Party.

5.2 Notwithstanding the provisions of Sections 2, 3 and 4 above or any other provisions of this Agreement or the Transaction Documents, as between SER and SELLER, SELLER shall have the right (but not the obligation) to exclusively Control Remediation Activities (including, for the avoidance of doubt, any proposal to carry out any Investigation and Disclosure where it is known or is reasonably probable that the Remediation Activities involve Environmental Damages for which SELLER has any indemnity obligation to the SER Indemnified Parties under this Agreement):

     (A) with respect to Site Contamination Issues at the Norco Facility, the Argo Facility, the Deer Park Facility, and the Westhollow Facility which is not Whole Complex Contamination;

     (B) with respect to the Known Lakeland Site Contamination Issues and/or any Site Contamination Issues in relation to the Lakeland Facility which are not Known Lakeland Site Contamination Issues,

     provided that SELLER performs such Remediation Activities in accordance with the Lowest Cost Alternative. In the event that, where SELLER has Control of such Remediation Activities and fails to so perform such Remediation Activities in circumstances that threaten to cause material prejudice to SER, SER shall be entitled to serve a notice of failure on SELLER. If SELLER then fails to exercise Control in a manner which will avoid such prejudice (to the extent avoidable) within 60 days of the date of such notice, SER or the relevant Company, upon written notice to SELLER, shall have the right to assume Control of such Remediation Activities from SELLER subject to Section 6.2 of this Agreement and seek reimbursement for all Environmental Damages incurred in connection with its assumption of Control in accordance with and to the extent recoverable under this Agreement.

5.3 Notwithstanding the provisions of Sections 2, 3 and 4 above or any other provisions of this Agreement or the Transaction Documents, as between SER and SELLER, SELLER shall have the right to exclusively Control Remediation Activities relating to Whole Complex Contamination. In the event SELLER fails to perform such Remediation Activities in accordance with the Lowest Cost Alternative in circumstances that threaten to cause material prejudice to SER, SER shall have the right to seek resolution of such failure of performance in accordance with the Dispute Resolution Procedures set forth in Section 9, provided that the available remedies under any such Dispute Resolution Procedures shall not include any award of Control to SER or any SER Indemnified Party.

5.4 In performing Remediation Activities at any real property, the Party with Control shall use its reasonable efforts to minimize its interference with operations at such relevant real property.

6.   Procedures for Remediation Activities
     --------------------------------------

6.1 Where the Indemnified Party has Control of Remediation Activities that are covered by Indemnifying Party's indemnity obligation in Section 2 and Indemnifying Party has not exercised its rights (if applicable) to take Control under Section 5:

     (A)  Indemnified Party shall:

          (i) consult with Indemnifying Party in advance of issuing any material documents, attending any material meetings or hearings or taking any material step or action in relation to the relevant activities;

          (ii) provide Indemnifying Party with reasonable notice of and a reasonable opportunity to attend any meetings or hearings or the carrying out of any activities with respect to any Remediation Activities (and provide Indemnifying Party with split samples if the Indemnifying Party so requires);

          (iii) provide to Indemnifying Party any documents, information, assistance or access which Indemnifying Party may reasonably request;

          (iv) provide Indemnifying Party with (a) copies of all workplans for and test results, surveys and other data generated by the investigations performed by the Indemnifying Party or its consultants promptly upon the availability thereof; (b) final and any prior drafts of all reports, plans and other documents filed with any Governmental Entity upon the availability thereof and in any event prior to any such filing being made; and (c) an opportunity to meet with the Indemnified Party and its representatives prior to and following any substantive communications with Governmental Entities;

          (v) where the relevant Environmental Damages are covered by Indemnifying Party's indemnity obligation in Section 2.1, provide Indemnifying Party with a reasonable opportunity to audit costs of such Remediation Activities;

          (vi) where the relevant Environmental Damages are covered by Indemnifying Party's indemnity obligation in Section 2.1, implement and not exceed the Lowest Cost Alternative; and

          (vii) comply with any other reasonable request of Indemnifying Party, except to the extent that any such request would result in Remediation Activities exceeding the Lowest Cost Alternative;

          provided that, (a) communication by any SER Indemnified Party with
          -------------
          SELLER shall be made via SER (or such person as SER shall nominate to SELLER) and communication by any SELLER Indemnified Party with SER shall be made by SELLER (or such person as SELLER shall nominate to SER) unless the Parties agree to the contrary in any particular case; and (b) SER shall procure that each SER Indemnified Party and SELLER shall procure that each SELLER Indemnified Party shall comply with all of the provisions of this Section 6.1.

6.2 Each Party shall comply with reasonable requests of the other Party for arrangements to maintain confidentiality or privilege under this Agreement.

6.3 Where SELLER as Environmental Indemnifying Party has control of Whole Complex Contamination, SELLER shall consult with SER as reasonably appropriate and, upon request and as far as reasonably appropriate, shall provide SER with all material, relevant documents, summaries of all material meetings or hearings, and reasonable opportunity, upon reasonable notice, to confer on the planning and conduct of material, relevant Remediation Activities.

6.4 Each Party (the "HOST PARTY") agrees to provide the other Party (the "VISITING PARTY") and its representatives, agents and contractors access from time to time to any of the real property which the Host Party owns or occupies and/or any of the facilities, structures, plants or equipment at such real property in order to permit the Visiting Party to undertake and complete Remediation Activities in relation to which the Visiting Party has Control under Section 5; provided, however, that
                              ------------------

     (A) in the event that the Host Party does not have the right to grant such access without the consent or approval of some other person, the Host Party's obligation shall be subject to such approval or consent, which the Host Party shall use its reasonable efforts to procure;

     (B) the Visiting Party shall provide the Host Party with reasonable notice prior to entering or allowing any of its agents, representatives, employees, consultants or contractors to enter the relevant real property. In addition, the Parties shall cooperate in good faith with the completion of the Remediation Activities for which access by the Visiting Party is required, including but not limited to the execution of such documents, notices, consents and recordations as may be necessary.

7.   Standard of Remediation Activities
     ----------------------------------

7.1 Any claim for indemnification under this Agreement by an Environmental Indemnified Party for Remediation Activities that such Environmental Indemnified Party Controls shall, to the extent such Remediation Activities are Controlled by Environmental Indemnified Party, be limited to the Lowest Cost Alternative. The Lowest Cost Alternative shall be:

     (A)

          (i) where there is an Environmental Claim, the minimum necessary to comply with any settlement or agreement with the relevant Governmental Entity or Third Party (if applicable) reached in accordance with this Agreement; or

          (ii) where there is an Environmental Claim, the minimum necessary to comply with Environmental Laws as enforced in relation to the relevant Environmental Condition, where no such settlement or agreement is reached; or

          (iii) where there is a Voluntary Remediation Requirement, the minimum necessary to comply with Environmental Laws as they would be very likely to be enforced, if the Governmental Entity having jurisdiction over the relevant real property were aware of the nature and extent of the relevant Environmental Condition; and

     (B) so far as within the control of the Party which has Control, be consistent with the operations conducted at the relevant Real Property; and

     (C) achieved for the lowest financial cost as compared with other potential Remediation Activities.

     Taking no action shall constitute an acceptable Lowest Cost Alternative if, after investigation, taking no action is determined to be consistent with or otherwise satisfy the applicable conditions for the Lowest Cost Alternative as set forth above.

7.2 The Parties agree that, where SELLER has Control of Remediation Activities and the extent and timescale of any outstanding works are well defined, SELLER shall be entitled to require SER to enter into good faith negotiations to determine the amount of any such payment as would be reasonable to settle SELLER's liability to SER under this Agreement in respect of the relevant matter. The Parties further agree that, where SER has Control of Remediation Activities and the extent and timescale of any outstanding works are well defined, SER shall be entitled to require SELLER to enter into good faith negotiations to determine the amount of any such payment as would be reasonable to settle SER's liability to SELLER under this Agreement in respect of the relevant matter.

8.   Access to Records; Furnishing Information
     -----------------------------------------

Section 8.06 and 8.19 of the Master Sale Agreement shall apply.


9.   Dispute Resolution.
     ------------------

9.1 In the event of any Controversy between the Parties arising out of this Agreement, the Parties shall use good faith efforts, for a period of 60 days following notice by a Party to the other Party that a Controversy exists, to resolve the Controversy through settlement and compromise. In the event such a Controversy cannot be resolved by or through settlement and compromise during the period specified above, either Party may require that the Controversy be finally resolved under the provisions set forth in
     Article 3 of Schedule A to the Master Sale Agreement except as otherwise set forth below. Pending the completion of any arbitration proceedings, payments not in dispute shall continue to be made, and obligations not in dispute performed, and in rendering any award the arbitrators shall make appropriate adjustments for any such payments as may be consistent with the award.

9.2 Notwithstanding anything else in this Agreement or in the Master Sale Agreement (including the Schedules attached thereto), the place of arbitration for any dispute, controversy or claim arising out of or relating to this Agreement shall be Vancouver, British Columbia (or, if the Parties so agree in a particular case, in a location reasonably proximate to the location of the relevant Real Property) and governed by the laws of New York.

9.3 Notwithstanding anything else in this Agreement or in the Master Sale Agreement (including the Schedules attached thereto), the arbitrator shall have a minimum of 10 years cumulative experience of work with respect to the relevant matters which are the subject of the arbitration and shall make its decision solely on the basis of the information provided to it by the Parties and shall not be entitled to require further technical information and advice from any source (unless otherwise agreed between the Parties). The cost of the arbitration shall be borne in accordance with
     Section 3.01(d) of Schedule A to the Master Sale Agreement.

10.  Exclusive Remedy
     ----------------

10.1 Subject to Section 10.2 and 10.3, the limited rights provided to the Parties pursuant to this Agreement shall be SELLER's and SER's and the relevant Company's exclusive remedies against each other for any Environmental Conditions regardless of who caused such Environmental Conditions or when such Environmental Conditions occurred. To the fullest extent allowed by Applicable Law, each of SELLER and SER (each on behalf of itself and any SELLER Indemnified Parties or SER Indemnified Parties ("RELEVANT PARTIES"), as applicable) and each Company hereby WAIVES AND RELEASES (regardless of the negligence or fault, sole or otherwise, of the Person being released) any and all other rights and remedies (whether existing or future, and of whatsoever nature) such Party (or any Relevant Parties) may have at law or in equity against SER or SELLER (or any Relevant Parties), as the case may be, with respect to any Environmental Conditions.

10.2 Subject to Section 10.3, Section 10.1 is without prejudice to the express provisions of such agreements as , in the case of the Continuing Affiliate Contracts, may have been or, in the case of other agreements, may at some future time be entered into between any SELLER Indemnified Parties and SER Indemnified Parties to the extent that they address or are applicable to Environmental Conditions, provided that the provisions of such agreements as identified in Schedule 6 shall be deemed not to apply as between SELLER and SER Indemnified Parties, to the extent expressly disapplied in Schedule 6.

10.3 Other than (a) the provisions of any Continuing Affiliate Contract deemed suspended pursuant to Schedule 5 and (b) in relation to sub-clause 10.3(A) only, the provisions of any lease agreement between SELLER or its Affiliates, as the lessor, and SER or its Affiliates, as the lessee, obligating the lessee to conduct environmental cleanup efforts at the termination of any such lease, in relation to any provision in any Continuing Affiliate Contract under which the Relevant Party would have an obligation or liability to the other party to such Continuing Affiliate Contract in respect of Environmental Damages ("RELEVANT PROVISION"), the Parties agree that:

          (A) to the extent such Environmental Damages are recoverable by either
          (i) any SER Indemnified Party under the indemnity in Section 2 of this Agreement or (ii) any SELLER Indemnified Party under the indemnity in
          Section 3 of this Agreement, the SER Indemnified Party's or the SELLER Indemnified Party's claim for such Environmental Damages (as the case may be) shall be made under the relevant indemnity provisions in this Agreement in accordance with this Agreement (and such Relevant Provisions shall be deemed to exclude the recovery of such Environmental Damages );



          (B) any Relevant Provision shall be without prejudice to the rights of the relevant SER Indemnified Party or the relevant SELLER Indemnified Party (as the case may be) to claim such Environmental Damages under the indemnity in either Section 2 or Section 3 of this Agreement (as applicable) in accordance with this Agreement.

     For the avoidance of doubt, with respect to Environmental Conditions existing as of Closing, in the event of any conflict between any provision of this Agreement and any Continuing Affiliate Contracts, the provisions of this Agreement shall govern.

11.  Successors/Assigns
     ------------------

11.1 Subject to Section 11.2, notwithstanding anything to the contrary in the Master Sale Agreement, no party to this Agreement may transfer or assign, directly or indirectly, by operation of law or otherwise, any of its rights or obligations under this Agreement without the prior written consent of the other parties thereto and any purported transfer or assignment that does not comply with this Section 11.1 shall be null and void ab initio, provided that SER (and at and after Closing, any of the Companies) may
     --------
     assign its rights or obligations under this Agreement (i) after Closing, to one or more of its Affiliates or in connection with a sale or recapitalisation of the Business or any Company or (ii) to any lender (or agent thereof) for security purposes or pursuant to the assignment thereof by any such lender or agent in connection with the exercise by any such lender or agent of all of its rights and remedies as secured creditor with respect thereto.

11.2 It is a condition of any assignment under Section 11.1 that (i) the relevant transferee or assignee shall assume all of SER's liabilities under
     Section 3.1; and (ii) such transferee or assignee shall be at least as creditworthy as SER immediately prior to the relevant sale of the Business.

11.3 Notwithstanding anything stated above, upon the sale of a single facility or parcel of Real Property or any one or more facilities or parcels of Real Property which does not amount to a sale of the Business as referred to in
     Section 11.1 and which complies with Section 11.2, the indemnity with respect thereto shall not pass to the relevant purchaser or transferee or assignee, but will remain in full force and effect with respect to SER.
     For the avoidance of doubt, SER Indemnified Parties shall not have any right to claim under this Agreement in respect of liabilities they might incur under any indemnity or other contractual protection given to such purchaser or transferee or assignee.

11.4 Each party to this Agreement agrees to cause its successors and permitted assigns (other than a permitted assignment made only for security purposes) to agree in writing to be bound by the terms of this Agreement, provided,
                                                                     --------
     that nothing contained herein shall relieve any party from its obligations under this Agreement.

12.  Limitation on Remedies
     ----------------------

Notwithstanding anything to the contrary in this Agreement, under no circumstances may a Party recover exemplary, treble, punitive, special, indirect, consequential, remote or speculative damages, lost profits or internal costs under this Agreement, provided, however, if any Indemnified Party is held
                            --------  -------
liable to a Third Party for any of such damages and the Indemnifying Party is obligated to indemnify the Indemnified Party for the matter that gave rise to such damages pursuant to this Agreement, then the Indemnifying Party shall be liable for and obligated to reimburse the Indemnified Party for such damages.

13.  Non-admissions
     --------------

The Parties agree and acknowledge that the inclusion or description of any matter or issue in this Agreement and/or the provisions of this Agreement in relation to such matter or issue shall not constitute any admission to any Third Party or Governmental Entity that such matter or issue may exist, or is known to exist or is or may constitute a liability.

14.  Relevant Environmental Permits
     ------------------------------

SELLER undertakes to use its reasonable efforts to procure the transfer to SER of any Relevant Environmental Permit to SER or such person as SER shall direct.

     IN WITNESS WHEREOF, this Agreement has been executed by duly authorized representatives of each of the Parties as of the date first above written.


SHELL OIL COMPANY


By: /s/ D.G. Naugle
    ------------------------------
Name: D.G. Naugle
      ----------------------------
Title: Attorney-In-Fact
       ---------------------------


SHELL EPOXY RESINS, LLC.


By: /s/ D.G. Naugle
    ------------------------------
Name: D.G. Naugle
      ----------------------------
Title: Attorney-In-Fact
       ---------------------------

                                  SCHEDULE 1

                                  DEFINITIONS

In this Agreement:

"ARGO FACILITY" means the facility of the Business located at Argo, Illinois.

"CHANGE OF USE" means any alteration of Real Property or facilities on such Real Property which materially changes the Business from the Resins/Derivatives Field.

"CONTROL" means control and conduct in relation to an Environmental Claim and/or Remediation Activities.

"DEDUCTIBLE AMOUNT" has the meaning given in Section 2.3.

"DEER PARK FACILITY" means the facility of the Business located at Deer Park, Texas.

"DISCLOSURE" has the meaning given in Section 2.7.

"Disposal Issues" means the transportation, treatment, storage, handling or disposal, or the arrangement for transportation, treatment, storage, handling or disposal of Hazardous Substances generated by (i) the operations of any Company or the Business; (ii) the operations of any facilities, equipment, or real or personal property currently owned, operated or leased by the Business, the Companies or the SELLER in connection with the Business or the Companies; (iii) any Former Site; (iv) any Pre-close Toll Manufacture; or (v) in relation only to the indemnity obligation of SER under Section 3.1 of this Agreement, any Future Cause.

"DISPUTE RESOLUTION PROCEDURES" means the procedures set forth in Section 9 of this Agreement.

"ENVIRONMENT" means all air, surface water, groundwater, or land, including land surface or sub-surface, including all fish, wildlife, biota, flora or fauna and related natural resources.

"ENVIRONMENTAL CLAIM" means any and all pending and/or threatened in writing administrative or judicial actions, suits, orders (including orders on consent reached in accordance with this Agreement if post-Closing), claims, liens, notices of violations, investigations, complaints or proceedings whether criminal or civil, pursuant to or relating to any Environmental Law by any person (i) including, but not limited to, any Governmental Entity, private person and citizen's group; (ii) excluding any of the above by an SER Indemnified Party or SELLER Indemnified Party; and (iii) excluding any of the above resulting from any Remediation Activities associated with or arising from any Voluntary Remedial Action.

"ENVIRONMENTAL CLAIMS NOTICE" has the meaning given in Section 4.1(A) of this Agreement.

"ENVIRONMENTAL CLAIMS RESPONSE" has the meaning given in Section
4.1(C)(i) of this Agreement.

"ENVIRONMENTAL CONDITIONS" means any (i) Site Contamination Issues; (ii) Exposure Issues; (iii) Non-compliance Issues; or (iv) Disposal Issues.

"ENVIRONMENTAL DAMAGES" shall mean damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' and consultants' fees, medical monitoring, disbursements and expenses, liability for the loss in value of Third Party property and costs and expenses of Remediation Activities incurred after the Closing Date.

"ENVIRONMENTAL INDEMNIFIED PARTY" has the meaning given in Sub-section 4.1(A) of this Agreement.

"ENVIRONMENTAL INDEMNIFYING PARTY" has the meaning given in Sub-section 4.1(A) of this Agreement.

"ENVIRONMENTAL LAWS" means any and all applicable federal, state, provincial or local and foreign public, civil and criminal laws, statutes, ordinances, orders, codes, statutory guidance, rules, regulations, judgments, decrees, injunctions or agreements with any Governmental Entity which are in force from time to time before or after the date of this Agreement (subject to Section 2.1l), relating to (i) the protection of human health and worker health and safety; (ii) the protection of the Environment; (iii) governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labelling or Release of Hazardous Substances to the extent the same relate to protection of human health and the Environment; or (iv) the existence, cleanup and/or remedy of contamination on property. Environmental Laws also include civil or common law doctrines (including negligence, nuisance, trespass, personal injury and property damage) to the extent that claims under such doctrines arise out of the presence, Release or exposure to a Hazardous Substance. Environmental Laws include laws relating to product safety, but no other product liability issues.

"ENVIRONMENTAL PERMIT" means any federal, state, local, provincial, regional or foreign permit, license, approval, consent, authorization, permission or planning or zoning condition required by any Governmental Entity under or in connection with any Environmental Law and includes any and all orders, consent orders, binding agreements or promises of compliance issued or entered into by or with any Governmental Entity under or in relation to any applicable Environmental Law (entered into in accordance with this Agreement, if after Closing).

"EXPOSURE ISSUES" means exposure or injury to persons (including death) or to Third Party property or other interests of such persons caused by, related to, arising from, or in connection with the generation, handling, use, treatment, storage, transportation, disposal, discharge, presence, Release, threatened Release or emission of any Hazardous Substances at, on, underlying, or migrating from (i) any of the Real Property; (ii) any Former Site; (iii) any Pre-close Toll Manufacture; (iv) any off-site facility used by the Companies or the Business or any Former Business (but only to the extent that the Hazardous Substances were sent or arranged to be sent to the off-site facility by the Companies or the Business or any Former Business); or (v) in relation only to the indemnity obligation of SER under Section 3.1 of this Agreement, any Future Cause.

"FORMER BUSINESS" means any predecessors of and any entities previously owned by the Companies, the Business or the SELLER in connection with the Business or the Companies.

"FORMER SITE" means any real property, including the facilities, structures and equipment thereon, formerly owned, operated or leased by the Business, the Companies or the SELLER in connection with the Business or the Companies or any Former Business.

"FUTURE CAUSE" means (i) any real property (other than the Real Property or Former Site), including the facilities, structures and equipment thereon, which, subsequent to the Closing Date first comes to be, or may be deemed to be owned, operated or leased by the Business, the Companies or SER in connection with the Business or the Companies or any Future Business; (ii) any entities which, subsequent to the Closing Date, first come to be owned by the Companies, the Business or SER in connection with the Business or the Companies or any successor thereof ("Future Business"); or (iii) any toll manufacturing business used by the Business, the Companies, SER or any Future Business in connection with the operations of the Business or the Companies or any Future Business after the Closing Date (but only to the extent that the Hazardous Substance managed by the toll manufacturing facilities was as a result of such operations).

"HAZARDOUS SUBSTANCES" means any hazardous or toxic substances, pollutants, contaminants, raw materials, industrial materials, finished products, intermediate products, co-products, chemicals or chemical substances, wastes or other material or article (including, in the United States, but not limited to those substances, materials, and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 C.F.R. (S)172.101) or by the United States Environmental Protection Agency as hazardous substances (40 C.F.R.
(S)302) that are regulated under any applicable Environmental Laws including without limitation, any material, waste or substance that is (i) petroleum, petroleum hydrocarbons, petroleum products or petroleum by-products (including crude oil or any component thereof); (ii) asbestos, or asbestos containing materials; (iii) polychlorinated biphenyls; or (iv) defined as a "hazardous" or "dangerous" "material, " "substance" or "waste" under applicable local, state or federal Environmental Laws in the United States.

"HOST PARTY" has the meaning given in Section 6.4 of this Agreement.

"INDEMNIFIED PARTY" means whichever of SER or the SELLER is the claimant under the relevant Indemnity Claim.

"INDEMNIFYING PARTY" means whichever of SER or the SELLER is not the Indemnified Party in relation to the relevant Indemnity Claim.

"INDEMNITY CLAIM" means an indemnity claim by a Party under this Agreement.

"INVESTIGATION" has the meaning given in Section 2.7 of this Agreement.

"LAKELAND FACILITY" means the facility of the Business located at Lakeland, Florida.

"LISTED ITEMS DEDUCTION" means (i) $6,394,000; plus (ii) the Listed Items Underspend.

"LISTED ITEMS EXPIRY DATE" means, in relation to a Listed US Compliance Issue, the date specified in Schedule 5 in relation to that issue.

"LISTED ITEMS UNDERSPEND" means the amount (if any) by which the aggregate expenditure by SELLER Indemnified Parties between 1st January, 2000 and 31st December, 2000 in relation to the Listed US Compliance Issues and the Listed Non-US Compliance Issues is less than $6,669,000.

"LISTED NON-US COMPLIANCE ISSUES" means the matters set forth in Schedule 4 of the Non-US Environmental Agreement.

"LISTED US COMPLIANCE ISSUES" means the matters set forth in Schedule 5.

"LOWEST COST ALTERNATIVE" has the meaning given in Section 7.1 of this Agreement.

"KNOWN LAKELAND SITE CONTAMINATION ISSUES" means the Site Contamination Issues set forth in Schedule 2.

"NON-COMPLIANCE ISSUES" means (i) non-conformance with any deadlines or requirements which are required to be complied with on or before the Closing Date under any Environmental Law in effect or in force as of the Closing Date, which is not related to or arising in connection with Site Contamination Issues, Exposure Issues or Disposal Issues; and (ii) the Listed US Compliance Issues.

"NON-US ENVIRONMENTAL AGREEMENT" means the Environmental Agreement dated the same as this Agreement and made between Shell Petroleum N.V., a company organized under the laws of the Netherlands (1) and Shell Epoxy Resins LLC, a Delaware limited liability company (2).

"NORCO FACILITY" means the facility of the Business located at Norco, Louisiana.

"PERMITTED INVESTIGATION AND DISCLOSURE" has the meaning given in Section 2.7.

"PRE-CLOSE TOLL MANUFACTURE" means any toll manufacturing facilities used by the Companies, the Business or the SELLER in connection with the facilities and operations of the Companies or the Business or Former Business (but only to the extent that the Hazardous Substance managed by the toll manufacturing facilities was as a result of such facilities and operations).

"RELEASE" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Substances into the Environment.

"RELEVANT ENVIRONMENTAL PERMITS" means any permits which (i) relate to Environmental Conditions; (ii) are held by SELLER as at Closing; (iii) are required under applicable law to be held by SER or SER Indemnified Parties after Closing.

"RELEVANT PROVISIONS" has the meaning given in Section 10.3 of this Agreement.

"Remediation Activities" means the investigation and remediation of an Environmental Condition, including but not limited to soil and groundwater sampling, activities associated with the construction, operation, maintenance or monitoring of remediation or treatment equipment and systems, the investigation, excavation, restoration, remediation, clean-up and/or treatment of contaminated soil, groundwater and free product, measures to contain, monitor or limit contamination and/or other works in relation to any Environmental Condition.

"REPLY NOTICE" has the meaning given in Sub-section 4.1 (C)(ii).

"SELLER INDEMNIFIED PARTIES" means SELLER, its Affiliates, and their respective directors, stockholders, officers, partners, employees, agents, consultants, attorneys, representatives, successors, permitted transferees and permitted assignees.

"SER INDEMNIFIED PARTIES" means SER, its Affiliates, and their respective directors, stockholders, officers, partners, employees, agents, consultants, attorneys, representatives, successors, permitted transferees and permitted assignees.

"SITE CONTAMINATION ISSUES" means environmental pollution, contamination, degradation, damages, exposure or injury to Third Party property or the Environment caused by, relating to, arising from, or in connection with the generation, handling, use, treatment, storage, transportation, disposal, discharge, presence, Release, threatened Release or emission of any Hazardous Substances at, on, underlying or migrating to (in the case of such migration, to the extent from real property which is not owned or occupied by any Third Party) or from (i) any of the Real Property (ii) any Former Sites or (iii) any Pre-close Toll Manufacture; or (iv) in relation only to the indemnity obligation of the SER under Section 3.1 of this Agreement, any Future Cause.

"SPECIFIED TRANSACTION" means (i) a recapitalisation or financing in relation to the Companies or the Business; or (ii) a public offer, sale, merger or change of control in relation to the Business or the Companies.

"VISITING PARTY" has the meaning given in Section 6.4 of this Agreement.

"VOLUNTARY REMEDIAL ACTION" means and a "VOLUNTARY REMEDIATION REQUIREMENT" shall be deemed to have arisen where any Remediation Activities are performed or undertaken in connection with Site Contamination Issues, Disposal Issues or Non-compliance Issues (i) which are to address contamination in excess of applicable cleanup standards or criteria under applicable Environmental Law; (ii) which are not required by any Governmental Entity or under any Environmental Law and for which no violation, penalty or sanction will be incurred, assessed or imposed as a result of a party's failure to perform such activities or to report the presence or Release of Hazardous Substances; (iii) in relation to which no Environmental Claim has been made and (iv) in relation to which it is very likely that there would be an Environmental Claim if the relevant Governmental Entity were aware of the nature and extent of the relevant Site Contamination Issues, Disposal Issues or Non-compliance Issues.

"WESTHOLLOW FACILITY" means the facility of the Business located at Houston, Texas.

"WHOLE COMPLEX CONTAMINATION" means Site Contamination Issues at the complex that includes the Deer Park Facility, the Westhollow Facility, the Norco Facility or the Argo Facility and that is not specific to any of the Real Property or the activities being conducted thereon and that is being managed, stabilized or remediated across all or part of the larger complex of which such Real Property forms part.